SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Costco Wholesale Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a(6)(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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Notes:

999 Lake Drive

Issaquah, Washington 98027

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO OUR SHAREHOLDERS:

Notice is given that the Annual Meeting of the shareholders of Costco Wholesale Corporation (the “Company”) will be held at the Meydenbauer Center, Center Hall B, 11100 N.E. 6th, Bellevue, Washington 98004 on Thursday, January 29, 2004 at 10:00 a.m. for the following purposes:

1.    To elect four Class II directors to hold office until the 2007 Annual Meeting of Shareholders and until their successors are elected and qualified.

2.    To elect one Class I director to hold office until the 2006 Annual Meeting of Shareholders and until his successor is elected and qualified.

3.    To consider a shareholder proposal to elect directors annually and not by classes.

4.    To consider a shareholder proposal that the Board of Directors develop a policy for land procurement and use that incorporates social and environmental factors.

5.    To consider and ratify the selection of the Company’s independent auditors.

6.    To transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of record at the close of business on December 5, 2003 are entitled to notice of, and to vote at, the meeting.

All shareholders are requested to be present in person or by proxy. For the convenience of those shareholders who do not expect to attend the meeting in person and desire to have their shares voted, a form of proxy and an envelope, for which no postage is required, are enclosed. You may also vote by the Internet or telephone. Any shareholder who later finds that he or she can be present at the meeting, or for any reason desires to do so, may revoke the proxy at any time before it is voted.

Please complete, sign, date and mail promptly the accompanying proxy card in the return envelope furnished for that purpose, whether or not you plan to attend the meeting.

Voting by the Internet or telephone is fast, convenient and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone you help Costco reduce postage and proxy tabulation costs.

Please do not return the enclosed paper ballot if you are

voting over the Internet or by telephone.

VOTE BY INTERNET	VOTE BY TELEPHONE

http://www.proxyvote.com/	(800) 690-6903 via touch tone phone toll-free
24 hours a day/7 days a week	24 hours a day/7 days a week

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. eastern time on January 28, 2004. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.	Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. eastern time on January 28, 2004. Have your proxy card in hand when you call and then follow the instructions.

Your cooperation is appreciated, since a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

By order of the Board of Directors,

Joel Benoliel

Secretary

December 17, 2003

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

January 29, 2004

SOLICITATION AND REVOCATION OF PROXY

Proxies in the form enclosed are solicited by the Board of Directors of Costco Wholesale Corporation (the “Company”) to be voted at the annual meeting of shareholders to be held on January 29, 2004, or any adjournments (the “Annual Meeting”). The individuals named as proxies are Jeffrey H. Brotman and James D. Sinegal. The accompanying notice of meeting, this Proxy Statement and the form of proxy are being first sent to shareholders on or about December 17, 2003.

All shares represented by proxies received will be voted in accordance with instructions contained in the proxies. The Board of Directors unanimously recommends a vote:

•	FOR the nominees for director listed in these materials and on the proxy;
•	AGAINST the shareholder proposal to elect directors annually and not by classes;
•	AGAINST the shareholder proposal that the Board of Directors develop a policy for land procurement; and
•	FOR the ratification of the Company’s independent auditors.

In the absence of voting instructions to the contrary, shares represented by validly executed proxies will be voted in accordance with the foregoing recommendations.

A shareholder giving a proxy has the power to revoke it any time before it is voted by providing written notice to the Secretary of the Company, by delivering a later-dated proxy, or by voting in person at the Annual Meeting.

Only shareholders of record at the close of business on December 5, 2003 (the “Record Date”) will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 457,883,192 shares of common stock, par value $.005 per share (the “Common Stock”), outstanding, which represent all of the voting securities of the Company. Each share of Common Stock is entitled to one vote. Shareholders do not have cumulative voting rights in the election of directors.

A majority of the Common Stock entitled to vote at the Annual Meeting, present either in person or by proxy, will constitute a quorum. With respect to the election of directors, the five directors receiving the highest number of votes will be elected. Other than the election of directors, the affirmative vote of a majority of the votes cast at the Annual Meeting on each proposal, either in person or by proxy, is required for the approval of each proposal. Shareholders who abstain from voting on any or all proposals will be included in the number of shareholders present at the meeting for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be included in the total of votes cast and will not affect the outcome of the vote.

In addition to mailing this material to shareholders, the Company has asked banks and brokers to forward copies to persons for whom they hold stock of the Company and request authority for execution of the proxies. The Company will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Officers and employees of the Company may, without being additionally compensated, solicit proxies by mail, telephone, facsimile or personal contact. All proxy-soliciting expenses will be paid by the Company in connection with the solicitation of votes for the Annual Meeting. The Company may employ an outside entity to assist in the solicitation process, but no arrangement has been finalized for such solicitation.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board is divided into three classes. Directors are elected, by class, for three-year terms. Successors to the class of directors whose term expires at any annual meeting are elected for three-year terms. Each of Benjamin S. Carson, Hamilton E. James, Jill S. Ruckelshaus and William H. Gates, II is nominated as a member of Class II, to serve for a three-year term until the annual meeting of shareholders in 2007, and until his or her successor is elected and qualified.

Daniel J. Evans is nominated as a member of Class I, to serve for a two-year term until the annual meeting of shareholders in 2006, and until his successor is elected and qualified.

Each of the nominees has indicated that he or she is willing and able to serve as a director. If any nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board of Directors. The proxies being solicited will be voted for no more than five nominees at the Annual Meeting. Each director will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present. Shareholders do not have the right to cumulative voting in the election of directors.

The Board of Directors unanimously recommends a vote FOR the election of these nominees as directors.

Directors

The following table sets forth information regarding each nominee for election as a director and each director whose term of office will continue after the Annual Meeting.

Name	Current Position with the Company[1]	Age	Expiration of Term as Director
James D. Sinegal	President, Chief Executive Officer and Director	67	2006
Jeffrey H. Brotman	Chairman of the Board of Directors	61	2006
Richard D. DiCerchio	Senior Executive Vice President and Director	60	2005
Richard A. Galanti	Executive Vice President, Chief Financial Officer and Director	47	2006
Benjamin S. Carson, Sr., M.D.	Director	52	2004
Hamilton E. James	Director	52	2004
Richard M. Libenson	Director	61	2005
John W. Meisenbach	Director	67	2005
Charles T. Munger	Director	79	2005
Jill S. Ruckelshaus	Director	66	2004
Daniel J. Evans	Director	78	2004
William H. Gates, II	Director	78	2004

(1)	For a description of certain committees of the Board and the members of such committees, see “Committees of the Board” below.

Set forth below is information with respect to each director of the Company. As used below, Company means Costco Wholesale Corporation and includes its predecessor company, Costco Wholesale Corporation, as it existed prior to the 1993 merger with The Price Company.

James D. Sinegal has been President and Chief Executive Officer of the Company since October 1993. From its inception until 1993, he was President and Chief Operating Officer of the Company and served as Chief Executive Officer from August 1988 until October 1993. Mr. Sinegal was a co-founder of the Company and has been a director since its inception.

Jeffrey H. Brotman was a founder and Chairman of the Board of the Company from its inception until October 1993. In October 1993, Mr. Brotman became the Vice Chairman of the Company, and he has served as Chairman since December 1994.

Richard D. DiCerchio has been Senior Executive Vice President of the Company since 1997. He is Chief Operating Officer—Merchandising, Distribution and Construction. Until mid-August 1994, he also served as Executive Vice President, Chief Operating Officer-Northern Division. He was appointed Chief Operating Officer-Western Region of the Company in August 1992 and was appointed Executive Vice President and director in April 1986. From June 1985 to April 1986, he was Senior Vice President, Merchandising of the Company. He joined the Company as Vice President, Operations in May 1983.

Richard A. Galanti has been a director of the Company since January 1995, and Executive Vice President and Chief Financial Officer of the Company since October 1993. He was Senior Vice President, Chief Financial Officer and Treasurer of the Company from January 1985 to October 1993, having joined as Vice President-Finance in March 1984. From 1978 to February 1984, Mr. Galanti was an Associate with Donaldson Lufkin & Jenrette Securities Corporation.

Benjamin S. Carson, Sr., M.D. has been a director of the Company since May 1999. He is the Director of Pediatric Neurosurgery at Johns Hopkins University. Dr. Carson is also a director of Kellogg Company.

Hamilton E. James has been a director of the Company since August 1988. He is the Vice Chairman of The Blackstone Group. Mr. James was also a director of Credit Suisse First Boston USA, Inc., formerly Donaldson, Lufkin & Jenrette Securities Corporation (“DLJ”), for which he served as Chairman of DLJ’s Banking Group since 1995 and Chairman of DLJ’s Merchant Banking since 1991. Until October 2002, Mr. James served as an executive board member and Chairman of Global Investment Banking and Private Equity for Credit Suisse First Boston Corporation.

Richard M. Libenson has been a director of the Company since October 1993. He was a director of The Price Company from its formation in 1976 until October 1993 and was an executive officer of The Price Company from 1976 until October 1989, when he retired from active involvement as an officer of The Price Company. He served as Chief Operating Officer of The Price Company from August 1986 through October 1988, and Vice Chairman of its Board from October 1988 through September 1989.

John W. Meisenbach has been a director of the Company since its inception. He is President of MCM, A Meisenbach Company, a financial services company, which he founded in 1962. He also currently serves as a director of Expeditors International and M Financial Holdings. Mr. Meisenbach is a trustee of the Elite Fund, an investment company registered under the Investment Company Act of 1940.

Charles T. Munger has been a director of the Company since January 1997. He is also Vice Chairman of the Board of Berkshire Hathaway Inc., Chairman of the Board of Directors of Daily Journal Corporation, and Chairman of the Board of Directors of Wesco Financial Corporation.

Jill S. Ruckelshaus has been a director of the Company since February 1996. Ms. Ruckelshaus serves on the boards of Lincoln National Corporation and various other organizations.

Daniel J. Evans has been a director of the Company since January 2003. He has been the chairman of Daniel J. Evans Associates, a consulting firm, since 1989. From 1983 through 1989, he served as the U.S. Senator for the State of Washington, and he was the President of The Evergreen State College from 1977 through 1983. From 1965 through 1977, he served as Governor of the State of Washington. Mr. Evans serves on the boards of Cray, Inc., Flow International, Western Wireless, NIC Inc., and Archimedes Technology Group. Mr. Evans also serves on the Board of Regents of the University of Washington.

William H. Gates, II has been a director of the Company since January 2003. He has been the Co-Chair of the Bill & Melinda Gates Foundation since its inception. Mr. Gates serves on the Board of Regents of the University of Washington. He has served as trustee, officer and volunteer for more than two dozen Northwest organizations, including the Greater Seattle Chamber of Commerce and King County United Way. In 1995, he founded the Technology Alliance. From 1964 until 1994 Mr. Gates was a partner in the law firm of Preston, Gates & Ellis and predecessor firms.

No family relationship exists among any of the directors or executive officers. No arrangement or understanding exists between any director or executive officer and any other person pursuant to which any director was selected as a director or executive officer of the Company.

Committees of the Board

The Board of Directors has determined that each member of each committee meets the applicable laws and listing standards regarding “independence” and that each member is free of relationships that would interfere with the individual exercise of independent judgment.

Audit Committee.    The Board of Directors has adopted a charter governing the duties and responsibilities of the Audit Committee. A copy of the charter is annexed to this Proxy Statement as Appendix A. Pursuant to the charter, the functions of the Audit Committee include:

•	to provide the opportunity for direct communication between the Board of Directors and the Company’s internal and external auditors;

•	to monitor the design and maintenance of the Company’s system of internal accounting controls;

•	to select, evaluate and, if necessary, replace the external auditors;

•	to review the results of internal and external audits as to the reliability and integrity of financial and operating information and the systems established to monitor compliance with the Company’s policies, plans and procedures and with laws and regulations; and

•	to review the relationships between the Company and the external auditors to ascertain the independence of the external auditors.

The members of the Audit Committee are Messrs. Munger and James and Ms. Ruckelshaus. The Board of Directors has determined that Mr. Munger is an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. The Audit Committee met seven times during fiscal year 2003. A report of the Audit Committee is set forth below.

Compensation Committee.    The Compensation Committee’s function is to review the salaries, bonuses and stock options provided to certain executive officers of the Company and oversee the overall administration of the Company’s compensation and stock option program. During fiscal year 2003, the Compensation Committee consisted of Messrs. James, Munger, Carson and Ms. Ruckelshaus. The Compensation Committee met once during fiscal year 2003.

Nominating and Governance Committee.    The Nominating and Governance Committee consists of Messrs. Carson, James and Munger and Ms. Ruckelshaus. The purpose of the Nominating and Governance Committee is to identify and approve individuals qualified to serve as members of the Board of the Company, select director nominees for the next annual meeting of stockholders, evaluate the Board’s performance, develop and recommend to the Board corporate governance guidelines, and provide oversight with respect to corporate governance and ethical conduct. The Committee is authorized by its charter to engage its own advisors. The Committee approved the nomination of the candidates reflected in Proposal 1. The Nominating and Governance Committee met once in fiscal 2003. The Committee will consider shareholder recommendations for candidates to serve on the Board of Directors. The name of any recommended candidate for director, together with pertinent biographical information, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating shareholder’s ownership of Company stock should be sent to the attention of the Secretary of the Company.

Meeting Attendance

During the Company’s last fiscal year, the Company’s Board of Directors met six times. Each member of the Board attended 75% or more of the Board meetings, and each member of the Board who served on one of the above-listed committees attended at least 75% of the committee meetings.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding ownership of the Common Stock by each person known to the Company to own more than 5% of the outstanding shares of the Common Stock on November 30, 2003.

Name and Address of Beneficial Owner	Shares	Percent[1]
Davis Selected Advisors L.P.	35,979,778	7.9%
609 Fifth Avenue, 11th Floor
New York, NY 10017

(1)	Information based on Form 13F filed by Davis Selected Advisers L.P. on November 1, 2003 with the Securities and Exchange Commission (“SEC”).

The following table sets forth the shares of the Common Stock owned by each director of the Company, each nominee for election as a director of the Company and all directors and executive officers as a group on November 30, 2003.

Name of Beneficial Owner	Shares Beneficially Owned		Options[1]	Total	Percent of Class
James D. Sinegal	3,278,402[2]		1,140,000	4,418,402	*
Jeffrey H. Brotman	2,368,723	[3]	1,140,000	3,508,723	*
Benjamin S. Carson, Sr., M.D.	0		64,000	64,000	*
Richard D. DiCerchio	110,785		312,000	422,785	*
Daniel J. Evans	2,000		12,000	14,000	*
Richard A. Galanti	22,956		530,000	552,956	*
William H. Gates	3,000		12,000	15,000	*
Hamilton E. James	15,620	[4]	96,000	111,620	*
Richard M. Libenson	202,912	[5]	64,000	266,912	*
John W. Meisenbach	150,000	[6]	195,500	345,500	*
Charles T. Munger	171,333		96,000	267,333	*
Jill S. Ruckelshaus	2,066		112,000	114,066	*
All directors and executive officers as a group (16 persons)	6,232,997		4,887,500	11,106,497	2.43

*	Less than 1%.

(1)	Includes all options exercisable within 60 days of November 30, 2003.

(2)	Includes 2,062,306 shares owned by a limited liability company of which Mr. Sinegal and his wife are co-managers.

(3)	Includes 2,361,703 shares held by a trust of which Mr. Brotman is a principal beneficiary. Mr. Brotman disclaims any beneficial ownership of such shares. Also includes 20 shares owned by a trust for the benefit of Mr. Brotman’s son.

(4)	Includes 10,000 shares held by a trust of which Mr. James is a beneficiary.

(5)	Includes 163,632 shares held by a trust of which Mr. Libenson is a trustee and beneficiary.

(6)	Includes 150,000 shares held by a trust of which Mr. Meisenbach is the principal beneficiary, of which he may be deemed to be beneficial owner.

Equity Compensation Plan Information

In millions (except

per share amounts)

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	48.8	$31.93	18.6

Equity compensation plans not approved by security holders	—	—	—

Total	48.8	$31.93	18.6

EXECUTIVE COMPENSATION

The following tables and descriptive materials set forth information concerning compensation earned for services rendered to the Company by (A) the Chief Executive Officer of the Company (the “CEO”), (B) the Chairman of the Board, and (C) the four other most highly compensated individuals (other than the CEO) who were serving as executive officers of the Company at the end of the 2003 fiscal year (collectively, the “Named Executive Officers”).

Summary of Compensation

The following table summarizes the compensation earned by the Named Executive Officers during fiscal 2003, 2002 and 2001.

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($) (A)	Securities Underlying Options/SARs	All Other Compensation ($) (B)
James D. Sinegal	2003	350,000	0	70	150,000	25,390
President and Chief	2002	350,000	0	2,168	150,000	21,588
Executive Officer	2001	350,000	0	8,526	150,000	21,138
Jeffrey H. Brotman	2003	350,000	0	11	150,000	22,653
Chairman of the Board	2002	350,000	0	12,613	150,000	19,293
	2001	350,000	0	47,641	150,000	19,125
Richard D. DiCerchio	2003	460,000	40,781	70	90,000	23,210
Senior Executive Vice	2002	459,308	42,500	2,806	90,000	19,750
President	2001	429,423	45,000	9,560	90,000	19,625
Richard A. Galanti	2003	440,001	32,625	44,505	75,000	20,820
Executive Vice President	2002	439,308	34,000	3,202	75,000	17,910
and CFO	2001	409,423	36,000	11,083	75,000	18,255
Franz E. Lazarus	2003	435,000	32,625	0	75,000	21,970
Executive Vice President,	2002	434,192	34,000	1,316	75,000	18,765
COO–International	2001	399,423	36,000	7,271	75,000	18,920
Operations, Manufacturing
& Ancillary Businesses
Dennis R. Zook	2003	435,000	32,898	2	75,000	23,520
Executive Vice President,	2002	434,294	32,497	945	75,000	18,518
COO–Southwest Division and Mexico Division	2001	399,424	29,048	3,204	75,000	18,505

(A)	The amounts shown consist of above-market interest payments on deferred compensation.

(B)	In fiscal year 2003, amounts shown for each Named Executive Officer include the Company’s matching contributions under a deferred compensation plan of $5,000 each, 401(k) matching contributions of $500 for each of Messrs. Sinegal, Brotman, DiCerchio, Galanti, Lazarus and Zook and Company contributions of $14,000 for each of Messrs. Sinegal, Brotman, DiCerchio, Galanti and Lazarus and $16,000 for Mr. Zook under the Company’s 401(k) Retirement Plan. Amounts shown for each Named Executive Officer also include premiums representing the term insurance portion under the executive life program of $5,890, $3,153, $3,710, $1,320, $2,470, and $2,020 respectively, in fiscal year 2003.

Grants of Stock Options

The following table sets forth information concerning the award of stock options to the Named Executive Officers during fiscal 2003:

Option/SAR Grants in Last Fiscal Year

	Number of Securities Underlying Options/ SARs Granted (#)(A)	% of Total Options/ SARs Granted to Employees (B)	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (C)
Name					5% ($)	10%($)
James D. Sinegal	150,000	1.77	30.41	04/01/13	2,868,682	7,269,845
Jeffrey H. Brotman	150,000	1.77	30.41	04/01/13	2,868,682	7,269,845
Richard D. DiCerchio	90,000	1.06	30.41	04/01/13	1,721,209	4,361,907
Richard A. Galanti	75,000.89		30.41	04/01/13	1,434,341	3,634,923
Franz E. Lazarus	75,000.89		30.41	04/01/13	1,434,341	3,634,923
Dennis R. Zook	75,000.89		30.41	04/01/13	1,434,341	3,634,923

(A)	These stock options vest 20% per year for five years from the date of grant and expire ten years from the date of grant. The exercise price for these stock options equals the fair market value of the Common Stock on the date of grant.

(B)	The total number of stock options granted in fiscal 2003 by the Company was 8,467,558, to approximately 1,195 employees.

(C)	These assumed rates of appreciation are provided in order to comply with requirements of the Securities and Exchange Commission and do not represent the Company’s expectation as to the actual rate of appreciation of the Common Stock. The actual value of the options will depend on the performance of the Common Stock and may be greater or less than the amounts shown.

Exercise of Stock Options

The following table sets forth information concerning the exercise of stock options during fiscal 2003 by each of the Named Executive Officers and the fiscal year-end value of unexercised options.

Aggregated Option/SAR Exercises in Last Fiscal Year and

Fiscal Year-End Option/SAR Values

	Shares Acquired on Exercise (#)		Number of Securities Underlying Unexercised Options/SARs at FY-End (#)	Value of Unexercised In-the-Money Options/ SARs at FY-End($)
Name		Value Realized ($) (A)	Exercisable/ Unexercisable	Exercisable/ Unexercisable
James D. Sinegal	90,000	1,503,900	1,140,000/460,000	13,815,620/276,000
Jeffrey H. Brotman	90,000	2,031,300	1,140,000/460,000	13,815,620/276,000
Richard D. DiCerchio	0	0	312,000/276,000	2,257,500/165,600
Richard A. Galanti	0	0	530,000/230,000	6,608,750/138,000
Franz E. Lazarus	20,000	266,500	110,000/230,000	0/138,000
Dennis R. Zook	40,000	721,700	210,000/230,000	937,500/138,000

(A)	Market value of underlying securities at the exercise date, minus the exercise price of such options.

Compensation of Directors

Each non-employee director of the Company earns $30,000 per year for serving on the Board, $1,000 for each Board meeting and $500 for each committee meeting attended. In addition, non-employee directors receive an annual grant of options to purchase 12,000 shares of common stock and are reimbursed for travel expenses incurred in connection with the performance of their duties as directors.

Richard M. Libenson has been engaged as a consultant to the Company. For such services, a corporation owned by Mr. Libenson was paid $300,000 during fiscal 2003. In addition, the Company paid premiums in the amount of $2,813 during fiscal 2003 for term life insurance for the benefit of Mr. Libenson under a split-dollar endorsement plan and premiums on long-term disability insurance in the amount of $6,527. These transactions were reviewed and approved by the Audit Committee.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is an executive officer or former officer of the Company. In addition, no executive officer of the Company served on the board of directors of any entity whose executive officers included a director of the Company.

Report of Compensation Committee

The Compensation Committee of the Board of Directors of the Company (the “Committee”) determined and administered the compensation of the Company’s executive officers during fiscal 2003.

Compensation Philosophy.    The Committee endeavored to ensure that the compensation programs for executive officers of the Company during fiscal 2003 were effective in attracting and retaining key executives responsible for the success of the Company and in promoting its long-term interests and those of its shareholders. The Committee sought to align total compensation for senior management with corporate performance and the interests of the shareholders. The Committee placed emphasis on variable, performance-based components, such as stock option awards and bonuses, the value of which could increase or decrease to reflect changes in corporate and individual performances. These short-term and long-term incentive compensation programs were intended to reinforce management’s commitment to enhancement of profitability and shareholder value.

The Committee took into account various qualitative and quantitative indicators of corporate and individual performance in determining the level and composition of compensation for the Company’s executive officers during fiscal 2003. While the Committee considered such corporate performance measures as net income, earnings per common share, stock price performance, comparable warehouse sales, margins and rate of revenue increase, the Committee did not apply any specific quantitative formula in making compensation decisions. The Committee also recognized qualitative factors, such as the ability to meet annual corporate growth and profits goals, demonstrated leadership ability and enhancement of customer franchise.

Base salaries for the executive officers were established at levels considered appropriate in light of the duties and scope of responsibilities of each officer’s position and the salaries paid to comparable officers by companies which are competitors of the Company. Salaries are reviewed periodically and adjusted as warranted to reflect sustained individual officer performance. The Committee focused primarily on total annual compensation, including incentive awards, rather than base salary alone, as the appropriate measure of executive officer performance and contribution. The Committee believes that it has established relatively low cash compensation levels in favor of equity-linked incentive programs.

From time to time, executive officers have been eligible to receive incentive compensation awards under the Company’s annual bonus plan and stock option plan, based upon corporate and individual performance. In approving grants and awards under the bonus plan and the option plan, the Committee considered the quantitative and qualitative factors and industry comparisons outlined above. The factors taken into account in determining awards under the bonus plan were the corporate performance measures described above.

In general, awards under the option plan are approved at various times throughout the year. The number of options previously awarded to and held by executive officers was reviewed but was not a determinative factor in the size of 2003 option grants.

In general, compensation payments in excess of $1 million to any of the Named Executive Officers are subject to a limitation on deductibility for the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). However, certain performance-based compensation is not subject to such limitation. The Company’s stock option plan currently qualifies for such performance-based exception.

Chief Executive Officer Compensation.    In evaluating the compensation of James D. Sinegal, President and Chief Executive Officer of the Company for fiscal 2003, the Committee placed emphasis on Mr. Sinegal’s superior leadership in managing the business, as well as the Company’s financial and operating performance.

The Committee noted that Mr. Sinegal voluntarily requested to forego his bonus for this year (as he did last year and the year before) and that the salary for Mr. Sinegal has not increased in three years. In light of these facts, the contributions he has made this year, the compensation of his peers, and the performance of the Company, the Committee believes that he is underpaid. Accordingly, his compensation levels for fiscal 2003 are fair to the Company.

Hamilton E. James

Jill S. Ruckelshaus

Charles T. Munger

Benjamin S. Carson, Sr., M.D.

Performance Graph

The following graph compares the cumulative total shareholder return (stock price appreciation plus dividends) on the Common Stock with the cumulative total return of the S&P 500 Index and the following group of peer companies (based on weighted market capitalization) selected by the Company: BJ’s Wholesale Club Inc.; The Home Depot, Inc.; Lowe’s Companies; Albertson’s, Inc.; Nordstrom Inc.; Office Depot, Inc.; Staples Inc.; Target Corporation; Toys R Us Inc.; and Wal-Mart Stores, Inc. The information provided is from September 1, 1998 through August 31, 2003, the end of fiscal 2003.

COMPARED CUMULATIVE TOTAL RETURN

AMONG COSTCO WHOLESALE CORPORATION,

S&P 500 INDEX AND PEER GROUP INDEX

ASSUMES $100 INVESTED ON SEPT. 1, 1998

FISCAL YEAR ENDING AUG. 31, 2003

Certain Relationships and Transactions

John W. Meisenbach is a principal shareholder of MCM, A Meisenbach Company. MCM provided consulting and brokerage services in managing the Company’s employee benefit and member insurance programs. Employee medical, life and disability benefits, together with member health, auto and homeowner insurance premiums, totaled nearly $552 million. For these services, MCM received total compensation from third-party insurers of $1,633,857 in fiscal 2003.

Richard D. DiCerchio’s son and brothers-in-law were employed by the Company during fiscal year 2003 at annual salaries of $75,102, $170,823 and $84,115, respectively. Richard M. Libenson’s daughter was employed by the Company during fiscal year 2003 at an annual salary of $78,444. James D. Sinegal’s son and brother-in-law were employed by the Company during fiscal year 2003 at annual salaries of $215,120, and $190,001, respectively. No family members of executive officers or directors are executive officers of the Company.

The foregoing relationships and transactions were reviewed and approved by the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under SEC rules, the Company’s directors, executive officers and beneficial owners of more than 10% of the Company’s equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of these reports and representations of such reporting persons, the Company believes during fiscal 2003, such SEC filing requirements were satisfied, except that Mr. DiCerchio filed late Forms 4 reporting two transactions and each remaining director and executive officer filed a late Form 4 reporting a single transaction.

Report of the Audit Committee

November 15, 2003

To the Board of Directors of Costco Wholesale Corporation:

We have reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the fiscal year ended August 31, 2003.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2003.

Hamilton E. James

Charles T. Munger

Jill S. Ruckelshaus

Code of Ethics for Senior Financial Officers

The Board of Directors has adopted a Code of Ethics for Senior Financial Officers. A copy of the Code of Ethics may be obtained at no charge by written request to the Company’s secretary.

INDEPENDENT PUBLIC ACCOUNTANTS

Information Regarding our Independent Auditors

KPMG LLP (“KPMG”) has served as our independent auditors since May 13, 2002. Upon recommendation of its Audit Committee, our Board of Directors has appointed KPMG as our independent auditors for the fiscal year ending August 29, 2004.

Services and Fees of KPMG

The following table presents fees for services rendered by KPMG for fiscal 2003.

Audit fees	$791,281
Audit-related fees	128,444
Tax	552,712
All other fees	22,861

Total	$1,495,298

KPMG has been approved by the Audit Committee to perform the following non-audit services during fiscal 2004:

•	Ongoing expatriate tax advisory and compliance work.

•	Periodic tax consultations and compliance services in various local, regional and national tax jurisdictions.

•	Security reviews concerning web sites.

•	Transfer pricing studies.

Audit Committee Preapproval Policy

All services to be performed for the Company by KPMG must be preapproved by the Audit Committee or a designated member of the Audit Committee. The Audit Committee Preapproval Policy is attached as Appendix B.

Annual Independence Determination

The Audit Committee has determined that the provision by KPMG of non-audit services to the Company in fiscal 2003 is compatible with KPMG’s maintaining its independence.

PROPOSAL 2: SHAREHOLDER PROPOSAL RELATING

TO ANNUAL ELECTIONS OF DIRECTORS

Walden Asset Management, 40 Court Street, Boston, Massachusetts 02108, owner of 230,000 shares of Common Stock, has given notice that it intends to present the following proposal for action at the Annual Meeting:

The stockholders request that the Board of Directors take the steps necessary to declassify the election of Directors by insuring that in future Board elections directors are elected annually and not by classes as is now provided. The declassification shall be phased in so that it does not effect the unexpired terms of Directors previously elected.

Supporting Statement

This proposal requests the Board end the present staggered board system and instead insure that all Directors are elected annually. Presently our company has 3 classes of Directors, 1/3 elected each year and each Director serves a 3-year term.

However, we believe shareholders should have the opportunity to vote on the performance of the entire Board each year.

Increasingly, institutional investors are calling for the end of this system, believing it makes a Board less accountable to shareholders when directors do not stand for annual election.

Significant institutional investors such as California’s Public Employees Retirement System, New York City pension funds, New York State pension funds and many others support this position. Shareholder proposals to end this staggered system of voting have received increasingly large votes, averaging over 60% in 2002. In 2003, a majority of the proposals asking for this reform received votes over 50%. Numerous companies have also demonstrated leadership by changing this practice.

We do not believe this reform would destabilize our Company or affect the continuity of Director service, in any way. Our Directors, like the Directors of the overwhelming majority of other public companies, are routinely elected with strong overall shareholder approval.

We strongly believe that our company’s financial performance is linked to its corporate governance policies and procedures and the level of management accountability they impose.

Therefore, as shareholders concerned about the value of our investment, we’re concerned about our Company’s current system of electing only one-third of the board of directors each year. We believe this staggering of Director terms prevents shareholders from annually registering their views on the performance of the board collectively and each director individually.

A recent study found that firms with the strongest shareholder rights significantly outperform companies with weaker shareholder rights. A 2001 study of 1,500 firms conducted by researchers at Harvard University and the University of Pennsylvania’s Wharton School found a significant positive relationship between greater shareholder rights, including annual election of Directors as measured by a governance index, and both firm valuation and performance from 1990 to 1999.

In addition we believe the Board should be accountable for our company’s record on social and environmental issues at each shareowner’s meeting which also necessitates an annual election of Directors.

Most alarming, a staggered board can help insulate directors and senior executives from the consequences of poor financial performance by denying shareholders the opportunity to challenge an entire Board which is pursuing failed policies, or not allowing for members of an Audit Committee to be held annually accountable for their performance.

Please vote for this important governance reform or your vote will be automatically cast against it by Management.

Board of Directors’ Response

Your Board of Directors has given this proposal careful consideration and believes that it should not be implemented. The Board therefore recommends a vote AGAINST Proposal 2 for the following reasons:

Under the classified board structure, board members are elected to three-year terms, such that generally every year only one-third of the directors are considered for election or re-election. The Company has had this structure continuously since it went public in 1985. The Company believes that roughly half of the 100 largest corporations in the United States have classified boards and that the percentage of the Standard & Poor’s 500 that have classified boards is even higher.

Your Board believes that a classified board can promote enhanced continuity and stability in the Board’s business strategies and policies. With a classified board, two-thirds of the directors will have had prior experience and familiarity with the Company’s business, which is beneficial for long-term strategic planning. At the same time, our shareholders have an opportunity each year to vote on several directors and to shape the decision-making of the Board accordingly.

The Board further believes that annual elections for each director are not necessary to promote accountability. The Board has not seen any evidence that three-year terms have led to less accountability in the past. Directors’ fiduciary duties to shareholders do not vary with the length of the directors’ terms. In addition, the Company’s bylaws provide the shareholders with the power to call meetings to remove directors for cause.

Your Board of Directors also believes that a classified board is potentially an important tool for resisting a takeover of the Company not supported by the Board, since a majority of the Board cannot be replaced at a single annual meeting. The Board believes that this will encourage those interested in business combinations to negotiate with the Board, enhancing the ability of the Board to achieve more beneficial terms for shareholders.

Approval by the shareholders of Proposal 2 will not itself declassify the Board of Directors. Declassification can be accomplished only through an amendment of the Company’s articles of incorporation, which would require a two-thirds vote of all shares outstanding that are entitled to vote. In addition, under Washington law, the Board could propose such an amendment to the shareholders only if the Board recommends the proposed amendment, unless “special circumstances” exist. At present, the Board would not recommend such an amendment, and the Board has been advised that no “special circumstances” exist now that would permit proposing an amendment that the Board does not recommend. The Board will carefully consider the results of the vote of the shareholders on this proposal. Under Washington law an affirmative vote of even a majority of the shares present and voting would not necessarily permit the Board to propose an amendment to the articles of incorporation unless the Board were to change its view as to the advisability of such an amendment.

For the foregoing reasons, your Board of Directors unanimously believes that this proposal is not in the best interests of the Company and its shareholders and recommends that you vote AGAINST Proposal 2. Proxies solicited by the Board of Directors will be voted “AGAINST” this proposal unless a shareholder has indicated otherwise in voting the proxy.

PROPOSAL 3: SHAREHOLDER PROPOSAL RELATING TO

A LAND PROCUREMENT POLICY

Christian Brothers Investment Services, Inc., 90 Park Avenue, New York, New York 10016, owner of 35,900 shares of Common Stock, and Allan and Jane Paulson, owners of 1,000 shares of Common Stock, have given notice that they intend to present the following proposal for action at the Annual Meeting:

In 2001, Costco and a Mexican partner, Comercial Mexicana, purchased public land in Cuernavaca, Mexico. The plan to build two megastores there provoked strong community opposition because the site contained what we believe to be an architecturally significant hotel, the Casino de la Selva, that had long been an artistic center and contained what we believe to be renowned murals. Residents were also concerned about the loss of the hotel’s wooded grounds, the presence of pre-Columbian artifacts at the site, and the project’s impact on traffic.

Thousands of Cuernavacans demonstrated against the project in 2001.

At one demonstration, peaceful protestors were beaten and arrested. A Mexican Human Rights Commission stated: “It was demonstrated that members of the private security police employed by the Costco company, which was undertaking construction on the indicated establishment, also participated in the events suffered by Ignacio Rodriguez Oliveros.” Amnesty International stated in its 2003 International Report: “In August and October plans to develop an environmentally sensitive site, Casino de la Selva, in Cuernavaca, Morelos State, led to protesters being detained, allegedly with excessive use of force.”

As Costco proceeded to demolish the hotel, a number of elected officials, academics, environmentalists, clergy and other public figures expressed opposition to the project.

A study by the International Ombudsman Centre for the Environment and Development, a respected, independent non-governmental organization, concluded that the destruction of the hotel was “a cultural (and to a lesser extent, environmental) crime of great proportions”.

One muralists who decorated the hotel filed a $15 million suit against Costco for copyright infringement. Costco claims the murals are undergoing restoration, but has refused some of the artists access to them.

A federal lawsuit is pending in Mexico against the authorities who approved Costco’s project.

Costco has also been involved in domestic land use controversies. In Cypress, California, city plans to use eminent domain powers to transfer church-owned land to Costco were criticized by observers. The Wall Street Journal called the use of eminent domain on behalf of a private business “the worst form of political collusion.” In Lancaster, California, residents contested for years a plan to transfer parkland to Costco.

We believe negative publicity surrounding these ventures has damaged Costco’s reputation, endangering shareholder value.

We believe these controversies could have been avoided with proper due diligence.

Costco’s Code of Ethics does not appear to provide guidance as to how to avoid future controversies like these.

The shareholders request the Board of Directors of Costco to develop a policy for land procurement and use that incorporates social and environmental factors. A report on this policy and its implementation shall be prepared at reasonable expense, omitting proprietary information, and made available to shareholders by July 1, 2004.

Supporting Statement

Our company asserts that it complies with all relevant laws and has made significant alterations to its original plans in Cuernavaca. The conflicts surrounding its California stores were eventually resolved. However, we believe significant damage to our company’s reputation has been done. The policy requested should include guidelines to

•	ensure preservation of communities’ cultural heritage and natural environment and respect for human rights;

•	consult with affected communities and maintain high ethical standards when working with governments and partners.

Board of Directors’ Response

The Board of Directors unanimously recommends voting against this proposal and believes that adopting a land procurement policy for the Company is not in the best interests of the Company or its shareholders. The Company’s future expansion depends on its ability to secure and develop new sites in a timely and cost-effective manner. The competition for sites is keen, and the legal, regulatory, political, and environmental factors that impact site selection and development have become more complex.

The Board believes that the policy sought by the proposal would be harmful to the interests of shareholders. The Company’s practices with respect to real estate already take into account “social and environmental factors,” among other things. The Company does so not only because of legal requirements but because it seeks to be a valuable addition to and partner with the communities in which it locates. As a membership club, the Company strives to develop the goodwill of present and future members, and that includes being sensitive to the impacts of the warehouses. In addition, public interests are represented in these processes through a variety of means, including the participation of elected representatives, publicly employed development professionals, and concerned citizens. The Company’s successful track record over decades of successful site development shows that it has capably balanced the competing interests involved in real estate development. It has always operated and will continue to operate under “high ethical standards.” To the extent that the proposal is proffered to “avoid future controversies” in land procurement, the Company believes it will not be effective. In the Company’s experience, nearly every site involves some degree of controversy among competing interests, and the development of a “one size fits all” policy will not eliminate controversies. Finally, the Board believes that adoption of the policy sought could be counterproductive. Such a policy could be used by those opposed to the interests of the Company, including competitors, to stifle or delay the Company’s efforts to acquire and develop sites.

Background Concerning Cuernavaca.    The Supporting Statement focuses mainly on a development in Cuernavaca, Mexico. The site was formerly home to the Casino de la Selva, a hotel built in the 1930’s. The hotel catered to an exclusive clientele and at no time in its history was it ever a park or a public space. It is doubtful that the average Cuernavacan ever had access to the property for any social or cultural reasons. The hotel went out of business and was closed in the early 1990’s. From the time of its closure, the entire property, which was surrounded by a large wall, was closed to the public save for one occasion when the grounds were used to host a floral festival. The buildings and facilities were abandoned and left exposed to the weather. As a result, the grounds became overgrown and unkempt, and virtually every building on the property fell into a state of extreme disrepair. Following the hotel’s closure, the owners defaulted on their tax obligations to the Mexican government and the property (along with several other of the owner’s properties) was given to the Mexican government in lieu of foreclosure. As required by Mexican law, following its acquisition by the Mexican tax authorities, the property was sold by the Fidecomiso Liquidador de Instituciones y Organizaciones Auxiliaries de Credito (FIDELIQ), an agency of the Mexican federal government charged with liquidation of seized and foreclosed assets. Having acquired the property through a tax default, FIDELIQ was required to sell the property through public auction and had no discretion to convert the property to a park or other public use. Costco Mexico purchased the property in 2001 at a public auction in which it was the successful bidder. The Company has no knowledge that any improper payments were made in connection with the acquisition or development of the property, and no party has presented any evidence of such payments.

Architectural and Artistic Issues.    Although most significant works of art in Mexico have been registered as “national patrimony” or treasures and thus are subject to government restrictions to ensure preservation, none of the buildings or artwork abandoned at the Casino de La Selva, including the murals, were ever so registered with the Mexican government. The only building on the site that might be said to be of “architectural significance” was the theater building designed by Felix Candala, in his “parabolic” style. The techniques used to construct the vaulted concrete ceilings of this building have proven to be less than durable, and many of the buildings Candela designed throughout Mexico have been demolished due to construction and design deficiencies. At the time that Costco Mexico acquired the Cuernavaca property, it discussed with the government the possibility of preserving the Candela building and other structures located on the site. It was determined, however, that the building, which had been left open and exposed to the elements for many years, was unsafe and beyond repair (as was the case with virtually all of the structures left on the property). Instead, it was agreed that a reproduction of the building in the exact form of Candela’s design would be constructed using appropriate materials and construction techniques. This building has now been completed and is operating as a restaurant on the site.

With respect to the murals, at no time during the period following closure of the hotel in the early 1990’s did the mural artists, private citizens or any government agency register the murals as artistically significant, even though such a procedure exists under Mexican law, or otherwise make any effort to preserve or salvage the murals. At the time construction began, the murals were crumbling and in poor condition as a result of the neglect of the hotel buildings. Costco Mexico decided to preserve these murals and offered them to the local government, which declined due to the cost of restoration. Not wanting to see the murals destroyed, Costco Mexico agreed to fund the removal and restoration of the murals by the Mexican National Institute of Fine Arts and Literature (“INBA”). All of the murals are now at INBA’s facilities in Mexico City, where they are undergoing restoration. Costco Mexico is now being sued by one of the mural artists not for destroying the murals, but for restoring and saving them, claiming that such restoration work violates the artist’s copyright. This lawsuit is currently pending; Costco Mexico believes it to be without merit. Access to the murals has been offered to at least one artist involved in the creation of the murals. Once restoration is completed, the murals will be displayed at a museum and cultural facility currently being constructed by Costco Mexico on the property once occupied by the hotel. Named “Centro Cultural Parque Morelos”, the facility will cost over $3.5 million. That facility will also display the internationally renowned Jacques and Natasha Gelman Collection of Mexican Art, which includes works by Frida Kahlo, Diego Rivera and Rufino Tamayo.

Human Rights Issues.    When construction began at the site, a small group of protestors initiated a series of demonstrations outside the property protesting the development of the commercial center on the property. In August 2002, a group of these demonstrators blocked the public roads in front of the property causing disruption of traffic and approximately eighteen protesters were arrested by the Mexican police. At no time did Costco Mexico’s security personnel, employees or other agents abuse or in any way interfere with these protestors. The cited Amnesty International report did nothing more that note “allegations” of excessive force by unspecified persons. The entire statement concerning Cuernavaca in the cited Amnesty International report is as follows: “In August and October plans to develop an environmentally sensitive site, Casino de la Selva, in Cuernavaca, Morelos State, led to protesters being detained, allegedly with excessive use of force.”

Environmental Issues.    As a condition to its development of the property, Costco Mexico was required to fund an extensive archeological survey of the property that was conducted by the National Institute of Anthropology and History (“INAH”), an agency of the Mexican federal government. The archeological survey took approximately three months and the final report issued by the INAH concluded that there were no items of archeological significance on the property.

In gaining approval of the proposed development plans, the project went through an exhaustive environmental review conducted by various agencies of the Mexican government. Once the review was complete, the results were presented to a twenty-four-member panel that represented pertinent federal, state and local government agencies, as well as Cuernavaca neighborhood groups and associations and local citizen interest groups. Twenty-three panel members voted in favor of the development. Before beginning construction, the company worked closely with the Mexican Department of Ecology to conduct a comprehensive survey of every tree on the property. Thereafter, in accordance with the requirements dictated by the Department of Ecology, of the total of 353 trees located on the property, the majority were incorporated into the site design and preserved in place or relocated on site. With additional trees planted during construction, the total on site tree count is now approximately 650. In addition, in accordance with governmental regulations, Costco Mexico donated an additional 30,000 trees to the city of Cuernavaca, for the city to plant at locations of its own choosing.

The Board of Directors unanimously recommends a vote “AGAINST” Proposal 3 for the reasons described above. Proxies solicited by the Board of Directors will be voted “AGAINST” this proposal unless a shareholder has indicated otherwise in voting the proxy.

PROPOSAL 4:

INDEPENDENT PUBLIC ACCOUNTANTS AND ANNUAL REPORT

Subject to ratification by the shareholders at the Annual Meeting, the Audit Committee has selected KPMG to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending August 29, 2004. KPMG has issued its report, included in the Company’s Form 10-K, on the audited consolidated financial statements of the Company for the fiscal year ending August 31, 2003. KPMG has served the Company in this capacity since May 13, 2002. Representatives of KPMG are expected to be present at the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

The affirmative vote of a majority of the votes cast on this proposal shall constitute ratification of the appointment of KPMG.

The Board of Directors unanimously recommends a vote FOR the ratification of the selection of the independent auditors.

OTHER MATTERS

Neither the Board of Directors nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Meeting and this Proxy Statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

In order for a shareholder proposal to be included in the proxy statement for the 2005 annual meeting of shareholders, it must be received by the Company no later than August 18, 2004. Proposals may be mailed to the Company, to the attention of the Secretary, 999 Lake Drive, Issaquah, Washington 98027.

A shareholder who intends to present a proposal at the Company’s annual meeting in 2005, other than pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, must provide the Company notice of such intention by at least November 2, 2004, or management of the Company will have discretionary voting authority at the 2005 annual meeting with respect to any such proposal without discussion of the matter in the Company’s proxy statement.

A copy of the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission will be provided to shareholders without charge upon written request directed to Investor Relations. The Company makes available free of charge its Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to such reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after filing on or through our website at http://media.corporate-ir.net/media_files/nsd/cost/irhome1.htm.

By order of the Board of Directors,

Joel Benoliel

Secretary

APPENDIX A

COSTCO WHOLESALE CORPORATION

AUDIT COMMITTEE CHARTER

REVISED AS OF SEPTEMBER 30, 2003

The Costco Wholesale Corporation Audit Committee (“Committee”) shall be nominated and elected by the Board of Directors each year at the meeting of the Board of Directors held in conjunction with the Company’s Annual Meeting of Shareholders.

The Audit Committee will be composed of from three to five directors, each of whom must in the judgment of the Board be “independent” as defined by the rules of the Securities and Exchange Commission (“SEC”). At least one member of the Committee shall in the judgment of the Board be an “audit committee financial expert” as defined by the SEC. Each member of the Committee shall meet the financial literacy and other applicable requirements of the NASDAQ Stock Market listing standards. Other personnel may attend meetings of the Committee at the invitation of the Committee or its Chairman.

The Committee is charged by the Board of Directors with the responsibility to:

1.    Appoint and provide for the compensation of the Company’s independent auditor, oversee the work of the independent auditor (including resolution of any disagreements between management and the independent auditor regarding financial reporting), evaluate the performance of the independent auditor and, if so determined by the Committee, replace the independent auditor; it being acknowledged that the independent auditor is ultimately accountable to the Board and the Committee, as representatives of the stockholders.

2.    Ensure the receipt of, and evaluate the written disclosures and the letter that the independent auditor submits to the Committee regarding the auditor’s independence in accordance with Independence Standards Board Standard No. 1, discuss such reports with the auditor, oversee the independence of the independent auditor and, if so determined by the Committee in response to such reports, take appropriate action to address issues raised by such evaluation.

3.    Approve as required by law all professional services to be provided to the Company by its independent auditor, provided that the Committee shall not approve any non-audit services proscribed by section 10A(g) of the Exchange Act in the absence of an applicable exemption. The Committee may adopt policies and procedures for the approval of such services that may include delegation of authority to a designated member or members of the Committee to approve such services so long as any such approvals are disclosed to the full Committee at its next scheduled meeting.

4.    Review and approve all related-party transactions that are required to be disclosed under SEC Regulation SK 404(a).

5.    Discuss with the independent auditor the matters required to be discussed by SAS 61, as it may be modified or supplemented.

6.    Instruct the independent auditor and the internal auditor to advise the Committee if there are any subjects that require special attention.

7.    Instruct the independent auditor to report to the Committee on all critical accounting policies of the Company, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management and involve material items or critical accounting policies, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the auditors, and other material written communication between the auditors and management.

8.    Meet with management and the independent auditor to discuss the annual financial statements and the report of the independent auditor, and to discuss significant issues encountered in the course of the audit work, including: restrictions on the scope of activities; access to required information; the adequacy of internal financial controls; the adequacy of the disclosure of off-balance sheet transactions, arrangements, obligations and relationships in reports filed with the SEC; and the appropriateness of the presentation of any non-GAAP financial measures included in any report filed with the SEC or in any public disclosure or release.

9.    Review the management letter delivered by the independent auditor in connection with the audit.

10.    Following such review and discussions, if so determined by the Committee, recommend to the Board that the annual financial statements be included in the Company’s annual report.

11.    Meet quarterly with management and the independent auditor to discuss the quarterly earnings release and quarterly financial statements prior to the filing of the Form 10-Q; provided that this responsibility may be delegated to the chairman of the Committee or a member of the Committee who is an “audit committee financial expert.”

12.    Meet as deemed appropriate by the Committee in executive sessions with management, the internal auditor or the independent auditor to discuss matters that any of them or the Committee believes could significantly affect the financial statements and should be discussed in executive session.

13.    Review significant changes to the Company’s accounting principles and practices proposed by the independent auditor, the internal auditor or management.

14.    Review the scope and results of internal audits.

15.    Evaluate the performance of the internal auditor and, if so determined by the Committee, recommend replacement of the internal auditor.

16.    Review and decide whether to grant any requests for waiver of the Company’s Code of Ethics for Senior Financial Officers.

17.    Maintain a procedure for receipt, retention and treatment of any complaints received by the Company about its accounting, internal accounting controls or auditing matters and for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

18.    Provide minutes of Committee meetings to the Board, and report to the Board on any significant matters arising from the Committee’s work.

19.    Evaluate the performance of the Committee, review and reassess this Charter and, if appropriate, recommend changes to the Board.

20.    Prepare the Committee report required by the SEC to be included in the Company’s annual proxy statement.

21.    Conduct or authorize such inquiries into matters within the Committee’s scope of responsibility as the Committee deems appropriate.

Authority

By adopting this Charter, the Board delegates to the Committee full authority to:

1.    Perform the responsibilities of the Committee described above.

2.    Appoint a chair of the Committee, unless a chair is designated by the Board.

3.    Engage independent counsel and other advisers as the Committee determines necessary to carry out its responsibilities.

4.    Cause the officers of the corporation to provide such funding as the Committee shall determine to be appropriate for payment of compensation to the Company’s independent auditor and any legal counsel or other advisers engaged by the Committee.

5.    Obtain advice and assistance from internal legal or other advisors.

Such authority shall be exclusive to the Committee to the extent required by law, the SEC or the NASDAQ listing standards.

APPENDIX B

Audit Committee Preapproval Policy

I.    STATEMENT OF PRINCIPLES

The Audit Committee is required to preapprove the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services do not impair the auditor’s independence.1 Unless a type of service to be provided by the independent auditor has received general preapproval, it will require specific preapproval by the Committee. Any proposed services exceeding preapproved cost levels will require specific preapproval by the Committee.

The appendices to this Policy describe the Audit, Audit-related, Tax and All Other services that have the preapproval of the Committee. The term of any preapproval is twelve months from the date of preapproval, unless the Committee specifically provides for a different period. The Committee will annually review and preapprove the services that may be provided by the independent auditor without obtaining specific preapproval from the Committee. The Committee will revise the list of general preapproved services from time to time, based on subsequent determinations. The Committee does not delegate its responsibilities to preapprove services performed by the independent auditor to management.

II.    DELEGATION

The Committee has delegated interim preapproval authority to Jill Ruckelshaus. Interim preapprovals shall be reported to the Committee at its next scheduled meeting.

III.    AUDIT SERVICES

The annual Audit services engagement terms and fees will be subject to the specific preapproval of the Committee. The Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters.

In addition to the annual Audit services engagement specifically approved by the Committee, the Committee may grant general preapproval for other Audit services, which are those services that only the independent auditor reasonably can provide. The Committee has preapproved the Audit services listed in Appendix A. All other Audit services not listed in Appendix A must be specifically preapproved by the Committee.

IV.    AUDIT-RELATED SERVICES

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. The Committee believes that the provision of Audit-related services does not impair the independence of the auditor, and has preapproved the Audit-related services listed in Appendix B. All other Audit-related services not listed in Appendix B must be specifically preapproved by the Committee.

V.    TAX SERVICES

The Committee believes that the independent auditor can provide certain Tax services to the Company, such as tax compliance, tax planning and tax advice, without impairing the auditor’s independence. However, the Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent

(1)	The Committee is also required to preapprove the provision of all audit services that may be provided, including provision by multiple auditors.

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auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Committee has preapproved the Tax services listed in Appendix C. All Tax services involving large and complex transactions not listed in Appendix C must be specifically preapproved by the Committee.

VI.    ALL OTHER SERVICES

The Committee may grant general preapproval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services and would not impair the independence of the auditor. The Committee has preapproved the All Other services listed in Appendix D. Permissible All Other services not listed in Appendix D must be specifically preapproved by the Committee.

A list of the SEC’s prohibited non-audit services is attached to this policy as Exhibit 1. The independent auditor shall not be engaged to perform any of these services. Questions about whether a proposed service is prohibited shall be referred to the Legal Department at Corporate.

VII.    PREAPPROVAL FEE LEVELS

Preapproval fee levels for all services to be provided by the independent auditor will be established annually by the Committee. Any proposed services exceeding these levels will require specific preapproval by the Committee.

VIII.    PROCEDURES

Requests or applications to provide services that require specific approval by the Committee will be submitted to the Committee by both the independent auditor and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

Exhibit 1

Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client*

•	Financial information systems design and implementation*

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports*

•	Actuarial services*

•	Internal audit outsourcing services*

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

*	Unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements.

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  PRINTED ON RECYCLED PAPER

COSTCO WHOLESALE CORPORATION 999 LAKE DRIVE ISSAQUAH, WA 98027

VOTE BY INTERNET—  www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on January 28, 2004. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on January 28, 2004. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL — Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return to Costco Wholesale Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	COSTCO	KEEP THIS PORTION FOR YOUR RECORDS.

– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

.	DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COSTCO WHOLESALE CORPORATION

THE BOARD RECOMMENDS A VOTE “FOR’ ITEMS 1 AND 4 AND A VOTE “AGAINST” ITEMS 2 AND 3.

1.	Election of Class II Directors:	For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

01) Benjamin S. Carson
	02) Hamilton E. James	☐	☐	☐
03) Jill S. Ruckelshaus
04) William H. Gates, II

	Election of Class I Director:				For	Against	Abstain
05) Daniel J. Evans

2.	Shareholder proposal to elect directors annually and not by classes				☐	☐	☐

3.	Shareholder proposal to develop a policy for land procurement				☐	☐	☐

4.	Ratification of selection of independent auditors.				☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please sign as name(s) appear on this proxy, and date this proxy. If a joint account, each joint owner must sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

COSTCO WHOLESALE CORPORATION

Annual Meeting of Shareholders

Thursday, January 29, 2004

10:00 a.m.

Meydenbauer Center

Center Hall B

11100 NE 6th

Bellevue, Washington 98004

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PROXY

COSTCO WHOLESALE CORPORATION

999 Lake Drive, Issaquah, Washington 98027

PROXY FOR THE JANUARY 29, 2004 ANNUAL MEETING OF SHAREHOLDERS

This Proxy is Solicited By The Board of Directors of COSTCO WHOLESALE CORPORATION

The undersigned shareholder of COSTCO WHOLESALE CORPORATION (the “Company”) hereby appoints Jeffrey H. Brotman and James D. Sinegal, and each of them, the lawful attorneys and proxies of the undersigned, each with several powers of substitution, to vote all of the shares of Common Stock of the Company held of record by the undersigned on December 5, 2003 at the Annual Meeting of Shareholders to be held at the Meydenbauer Center, Center Hall B, 11100 NE 6th, Bellevue, Washington 98004, on Thursday, January 29, 2004 at 10:00 a.m., local time, and at any and all adjournments thereof, with all the powers the undersigned would possess if personally present, upon all matters set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement dated December 17, 2003.

Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on the proxy and, in the discretion of the proxy holders, as to any other matter that may properly come before the Annual Meeting of Shareholders. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR ITEMS 1 AND 4, AGAINST ITEMS 2 AND 3, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS.

Address/Comments:

(If you noted any address changes/comments above, please mark corresponding box on other side.)

(Continued and to be signed and dated on the reverse side and returned promptly in the enclosed envelope)